As filed with the Securities and Exchange Commission on July 21, 2025

Registration No. 333-267261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-267261

UNDER THE SECURITIES ACT OF 1933

FARO Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-3157093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Technology Park

Lake Mary, Florida 32746

(407) 333-9911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter J. Lau

President and Chief Executive Officer

Faro Technologies, Inc.

125 Technology Park

Lake Mary, Florida 32746

(407) 333-9911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Jonathan P. Witt Garrett F. Bishop Foley & Lardner LLP 500 Woodward Avenue Detroit, Michigan 48226 313-234-7100

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

FARO Technologies, Inc. (the “Registrant”) is filing this post-effective amendment (the “Post-Effective Amendment”) to Registration Statement No. 333-267261 on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2022, as amended by the Pre-effective Amendment No.  1 filed with the SEC on November 4, 2022 (the “Registration Statement”), registering the resale of 495,562 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) by the selling shareholders named therein, to deregister any and all shares of Common Stock, registered but unsold under the Registration Statement as of the date hereof.

On July 21, 2025, the Registrant completed its previously announced merger (the “Merger”) with AMETEK TP, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of AMETEK, Inc., a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 5, 2025, by and among the Registrant, Parent and Merger Sub (the “Merger Agreement”). The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Registrant as treasury stock or held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Registrant, Parent or Merger Sub) was automatically converted into the right to receive cash in an amount equal to $44.00 per share, without interest, subject to any required withholding of taxes.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 7, 2025.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all shares of Common Stock registered but unsold under the Registration Statement as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on July 21, 2025.

FARO TECHNOLOGIES, INC.

By:	/s/ Peter J. Lau
Name: Peter J. Lau
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.